                     SUPPLEMENT No. 2 dated October 9, 2001
                                       to
                       OFFER TO EXCHANGE OPTIONS UNDER THE
           MODEM MEDIA.POPPE TYSON, INC. 1999 STOCK INCENTIVE PLAN AND
    MODEM MEDIA.POPPE TYSON, INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN

            Waiver of Equity Index and Stock Price Decline Conditions

         Modem Media, Inc. waives the conditions set forth in Section 6(c)(3) and (4) of the Offer to Exchange dated September 17, 2001 (the "Offer to Exchange") previously distributed to eligible option holders. These conditions relate to:

         . declines in the Dow Jones Industrial Average Index, the Nasdaq Composite Index or the Standard and Poor's 500 Index after the close of business on September 10, 2001; and

         . declines in the price of our common stock to below $3.00 per share after the close of business on September 10, 2001.

         Modem Media, Inc. also waives the condition set forth in Section 6(c)(1) of the Offer to Exchange for the suspensions of trading in securities on national securities exchanges and in the over-the-counter markets due to the closing of national securities exchanges and the Nasdaq National Market during the period from September 11, 2001 to September 14, 2001.